Exhibit 99.1

Investor Contact:	Media Contact:

Paul Goldberg	Adrian Sakowicz
Vice President - Investor Relations	Vice President - Communications
(630) 743-5180	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

DOVER APPOINTS RICHARD J. TOBIN PRESIDENT AND CEO

Robert A. Livingston to retire after successful 35-year career

DOWNERS GROVE, Ill., March 20, 2018 - Dover (NYSE: DOV), a diversified global manufacturer, announced today that following a 35-year career, including a successful nine-year tenure as its President and Chief Executive Officer, Robert A. Livingston will retire on April 30, 2018. Dover also announced that Richard J. Tobin, who most recently served as the Chief Executive Officer of CNH Industrial, N.V. (“CNH”) and who serves as a member of Dover’s Board of Directors, will become Dover’s President and Chief Executive Officer, effective May 1, 2018. Mr. Tobin has more than 30 years of experience in international management and finance, acquired through global leadership roles.

“Rich’s appointment and the orderly transition announced today are the culmination of a succession plan that the Board of Directors has been engaged in for the past several years,” said Michael F. Johnston, Chairman of Dover’s Board of Directors. “Bob and the Board believe this is the appropriate time for a transition given the anticipated early May completion of the Apergy spin. We have been impressed by Rich’s contributions to the Board and are confident that he is the right leader to guide Dover through the next phase of its evolution. His extensive experience as a public company CEO leading complex global industrial businesses and his expertise in finance and technology make him the ideal candidate to lead Dover.”

Mr. Tobin stated, “I am honored to lead this great company and eager to begin expanding upon the excellent foundation built by Bob. I believe Dover’s portfolio of companies has sustainable growth opportunities and margin improvement potential, as well as broad-based organic and inorganic investment opportunities. I look forward to working with our talented and dedicated team to help Dover continue to grow and prosper.”

Mr. Johnston continued, “In his 35 years at Dover, Bob created an incredible legacy, and we are thankful for his outstanding leadership during his entire tenure. As CEO, Bob significantly improved Dover, refining its portfolio and introducing standard processes, while expanding the Company’s product breadth and geographic reach. Under Bob’s leadership, Dover became a stronger and more focused company, and now consists of businesses with talented leadership, strong market positions and leading technologies. The Board looks forward to working with Bob, Rich and the rest of the team over the next few months to ensure a smooth and successful transition.”

Mr. Livingston said, “It has been a privilege to lead Dover for the past nine years and a pleasure to have worked with so many talented colleagues during my 35 years at the company. I am proud of all that we have accomplished as a team. I’m delighted that Rich Tobin has been appointed to succeed me and share the Board’s confidence that Dover will continue to flourish under his leadership.”

About Richard J. Tobin:

Mr. Tobin, 54, has a broad range of industry and functional experiences acquired through regional and global leadership positions of significant responsibility and scope. He served as Chief Executive Officer and a member of the Board of Directors of CNH Industrial N.V., a global manufacturer of agricultural and construction equipment, trucks, commercial vehicles, buses, specialty vehicles and powertrain applications, from 2013 to 2018. Prior to the integration of Fiat Industrial S.p.A. and CNH Global N.V. into CNH Industrial, Mr. Tobin was Group Chief Operating Officer of Fiat Industrial S.p.A. and President and Chief Executive Officer of CNH Global N.V., a role he assumed in January 2012 after two years as Chief Financial Officer of CNH Global N.V.

Prior to joining CNH, Mr. Tobin was with SGS Group of Geneva, Switzerland, most recently serving as Chief Finance Officer & Head of Information Technology. Prior to beginning his business career, Mr. Tobin was an officer in the United States Army. He formerly served on the U.S. Chamber of Commerce Board of Directors, and is a member of the Business Roundtable. Mr. Tobin holds a bachelor of arts from Norwich University and an MBA from Drexel University.

As CEO, Mr. Tobin will continue to serve on Dover’s Board of Directors, which he joined in August 2016.

Forward-Looking Statements:

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements in this document other than statements of historical fact are statements that are, or could be deemed, “forward-looking” statements. Forward-looking statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond the company’s control. For details on the risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements that may be contained herein, we refer you to the documents we file with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K.

About Dover:

Dover is a diversified global manufacturer with annual revenue of approximately $8 billion. We deliver innovative equipment and components, specialty systems, consumable supplies, software and digital solutions, and support services through four operating segments: Engineered Systems, Fluids, Refrigeration & Food Equipment and Energy. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 29,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at dovercorporation.com.